EXHIBIT 99.2

Transforming the Korean-American Banking Landscape

MERGER OF EQUALS

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Deal at a Glance

Transaction Summary:	Merger of Equals between Nara Bancorp and Center Financial creates the largest and strongest bank in the Korean-American community with a true national presence

Terms:	Center Financial shareholders will receive 0.7804 shares of Nara Bancorp stock for every one share of Center Financial stock they own

Ownership:	• Nara Bancorp shareholders will own 55% of the combined company • Center Financial shareholders will own 45% of the combined company

Expected Closing:	Sometime in the second half of 2011

Required Approvals:	• Approval of regulators • Approval of Nara Bancorp shareholders • Approval of Center Financial shareholders

Management and Board of Directors:

Alvin Kang will be CEO of the combined company; Jae Whan (J.W.) Yoo will be President

Bank Holding Company: Ki Suh Park will be the Chairman and Chang Hwi Kim will be Vice Chairman

Bank: Kevin Kim will be Chairman and Scott Whang will be Vice Chairman

The Board of Directors will consist of 7 directors from Nara and 7 directors from Center

Pro Forma Combination:

•        More than $5 billion in assets and $4 billion in deposits

•        More than 40 branches in Southern California, Northern California, New York, New Jersey, Seattle and Chicago

•        The largest deposit market share among Korean-American banks in Southern California, Northern California and the New York/New Jersey area, and strong market share in Seattle and Chicago

Transaction Rationale:

•        Shareholders will benefit from the increased earnings power of the combined company and the improved ability to generate profitable growth going forward

•        Customers will benefit from the convenience of additional locations and increased investment in the bank’s products and services capabilities

•        Employees will benefit from being part of the most profitable and strongest bank in the Korean-American community